EXHIBIT 99.1

news release	SONIC™
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
May 29, 2002	Paul Lefebvre, Sonic Solutions
415.893.8000 phone • 415.893.8008 fax
NASDAQ:SNIC	paul_lefebvre@sonic.com email

Sonic Solutions and Axeda Systems
Announce Licensing Deal for RAVISENT
Technology
Sonic Expands Product Line and Development Team

Marin County, CA (May 29, 2002)—Sonic Solutions (NASDAQ: SNIC) and Axeda Systems Inc., announced today that they have entered into an agreement under which Axeda will license RAVISENT’s software DVD player and other digital media technologies to Sonic. Under the agreement, Sonic will pay Axeda a one-time fee of $2 million for the license and related agreements, and in return will obtain exclusive rights to deploy the RAVISENT technologies in the personal computer market. Sonic will also expand its engineering team through the addition of key engineering talent from Axeda.

Sonic is the leading supplier of DVD creation software; Sonic MyDVD and DVDit! are bundled by leading manufacturers of PCs, DVD recorders, and video/graphics cards including Adaptec, Compaq, Dell, Fujitsu, HP, NEC, Nova, Panasonic, Philips, Pioneer, Sony, and others. The RAVISENT technologies, known for their quality and performance, have formed the basis for DVD player products for Microsoft’s XBOX. For Sonic Solutions, the agreement with Axeda adds compatible products, technologies, and personnel to Sonic’s DVD creation business.

“The addition of the RAVISENT technologies further strengthens Sonic’s leadership position in DVD creation,” said Christopher Kryzan, Senior Vice-President of Marketing and Engineering at Sonic. “RAVISENT has one of the most efficient DVD players available and has a long-standing reputation for delivering exceptional video quality. The RAVISENT technologies will be excellent companions to Sonic’s consumer and professional DVD authoring applications for both OEMs and end users.

“We are very pleased that Sonic, the acknowledged world leader in DVD creation applications, has decided to add the RAVISENT solutions to their product line-up,” said Tom Fogarty, Executive Vice President and CFO for Axeda. “The addition of RAVISENT digital media technologies to Sonic’s product portfolio will not only allow them to expand their technology base and broaden their product line, but allows Axeda to further concentrate its efforts on continuing its leadership in the DRM market.”

About Axeda

Axeda Systems Inc. is an enterprise software and services company that helps businesses become more competitive by using the Internet to tap the value of real-time information to optimize their service, development, sales and manufacturing operations. The company’s flagship Axeda Device Relationship Management System is a distributed software solution that lets businesses monitor, manage and service intelligent devices deployed at remote sites. Axeda serves Global 2000 companies in multiple markets including Industrial and Building Automation, Technology, Medical Instrumentation, Office and Semiconductor Equipment industries through sales and service offices in the US, Europe, Israel and Japan, and distribution partners worldwide. More information about Axeda is available at www.axeda.com.

About Sonic Solutions (NASDAQ: SNIC) Based in Marin County, California, Sonic (http://www.sonic.com) is the world’s leading developer of solutions for creating DVDs. Sonic MyDVD™ (http://www.mydvd.com) is the most popular DVD application for consumers, and it is the DVD application of choice among top OEMs of PCs, recordable drives, and video and graphics cards. Sonic DVDit!® (http://www.dvdit.com) is the leading DVD authoring application for videographers and video enthusiasts; more than one million copies of DVDit! have been sold. Sonic DVD Creator®, Sonic Scenarist®, Sonic ReelDVD®, and Sonic DVD Producer™ are the most widely-used systems for professional DVD publishing and are installed worldwide at major studios, post production facilities, and in corporate marketing departments. Sonic’s AuthorScript® engine for DVD formatting and burning is licensed by key software developers including Adobe, Microsoft, and Sony. Sonic is a full voting member of the DVD Forum, the standards-setting body for the DVD format.

Sonic Solutions, Sonic, the Sonic logo, Edit-on-DVD, MyDVD, and OpenDVD are trademarks of Sonic Solutions. AuthorScript, DVD Creator, DVDit!, ReelDVD, DVD Producer, and Scenarist are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.

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